Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations Inquiries Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2011 FIRST QUARTER EARNINGS

ST. LOUIS, MISSOURI (April 26, 2011) -- Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended March 31, 2011.  The discussions below, with the exception of cash flow information, are in the context of continuing operations and all financial ratios exclude premium taxes.

First Quarter Highlights

•	Quarter-end managed care at-risk membership of 1,542,500, an increase of 71,200 members, or 4.8% year over year.

•	Premium and Service Revenues of $1.2 billion, representing 15.4% year over year growth.

•	Health Benefits Ratio of 83.0%, compared to 84.0% in the prior year.

•	General and Administrative expense ratio of 13.8%, compared to 13.3% in the prior year.

•	Cash flow from operations of $94.0 million, or 4.1 times net earnings.

•
Diluted earnings per share from continuing operations of $0.46 (which does not include earnings of $0.07 per diluted share as a result of the delay in the recognition of our Mississippi contract discussed below), compared to $0.41 in the prior year.

In January 2011, we began operating in Mississippi through the Mississippi Coordinated Access Network (MississippiCan) program, serving 33,100 members at March 31, 2011.  While the plan has been operating since January 1, 2011 and we have received monthly premium payments and paid claims, the contract remains subject to CMS approval.  Accordingly, we did not recognize revenue of $54.5 million and associated medical costs, which delayed the recognition of earnings of approximately $0.07 per diluted share.  General and administrative expenses related to the Mississippi operations were recognized in our consolidated statement of operations. Upon CMS approval, the revenues, medical costs and related earnings from our Mississippi operations will be recognized in our consolidated statement of operations in the period final approval is obtained, retroactive to January 1, 2011.

Other Events

•	In February 2011, we began operating under an agreement with Pima Health Systems in Arizona to administer their long-term care program on a non-risk basis.

•	In February 2011, Superior HealthPlan began operating under an additional STAR+PLUS ABD contract in Texas in the Dallas service area.

•	In March 2011, Standard & Poor’s raised its counterparty credit and senior unsecured debt ratings on Centene Corporation to BB from BB-.

•
In April 2011, CeltiCare Health Plan of Massachusetts, Inc. announced the renewal of its contract with the Commonwealth of Massachusetts to serve Commonwealth Care members, effective July 1, 2011.  CeltiCare will continue to be one of the lowest-cost health plan options for low-income, working adults (up to 300% of the federal poverty level) enrolled in the Commonwealth Care program.

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 2

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, stated, “Our continued focus on fundamentals and enhanced systems capabilities drove solid first quarter performance and a favorable start in a year of opportunity.”

The following table depicts membership in Centene’s managed care organizations, by state, at March 31, 2011 and 2010:

	March 31,
	2011	2010
Arizona	22,600	21,700
Florida	188,800	105,900
Georgia	303,300	301,000
Indiana	209,400	211,400
Massachusetts	34,100	26,900
Ohio	160,900	156,000
South Carolina	84,900	53,900
Texas	456,700	459,600
Wisconsin	81,800	134,900
Total at-risk membership 1	1,542,500	1,471,300
Non-risk membership	10,400	62,200
Total	1,552,900	1,533,500
 ______________________
1 In January 2011, we began operating in Mississippi through the Mississippi Coordinated Access Network (MississippiCan) program, serving 33,100 members at March 31, 2011.  While the plan has been operating since January 1, 2011 and we have received monthly premium payments and paid claims, the contract remains subject to CMS approval.

The following table depicts membership in Centene’s managed care organizations, by member category, at March 31, 2011 and 2010:

	March 31,
	2011	2010
Medicaid	1,169,700	1,088,300
CHIP & Foster Care	208,900	266,300
ABD & Medicare	123,800	87,100
Hybrid Programs	35,200	26,900
Long-term Care	4,900	2,700
Total at-risk membership	1,542,500	1,471,300
Non-risk membership	10,400	62,200
Total	1,552,900	1,533,500

Statement of Operations: Three Months Ended March 31, 2011

•
For the first quarter of 2011, Premium and Service Revenues increased 15.4% to $1,179.2 million from $1,022.2 million in the first quarter of 2010.  The increase was primarily driven by membership growth resulting from acquisitions in Florida and South Carolina, conversion of membership in Florida from Access to at-risk under Sunshine State Health Plan, as well as premium rate increases.

•
Consolidated HBR of 83.0% for the first quarter of 2011 represents a decrease of 1.0% from the comparable period in 2010.  The year over year improvement in HBR is due to rate increases and lower utilization levels in 2011.  Consolidated HBR decreased 0.3% sequentially from the fourth quarter of 2010.

•
Consolidated G&A expense as a percent of premium and service revenues was 13.8% in the first quarter of 2011, an increase from 13.3% in the first quarter of 2010.  The 2011 G&A ratio reflects an increase of 0.6% as a result of including general and administrative expenses for Mississippi but not recording the Mississippi premium revenue discussed above.

•
Earnings from continuing operations increased to $39.1 million in 2011 from $29.6 million in 2010, or 32.0% year over year.  Net earnings from continuing operations were $23.7 million, or $0.46 per diluted share in 2011, compared to $20.1 million, or $0.41 per diluted share in the first quarter of 2010.

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 3

Balance Sheet and Cash Flow

At March 31, 2011, the Company had cash and investments of $1,128.0 million, including $1,096.3 million held by its regulated entities and $31.7 million held by its unregulated entities.  Medical claims liabilities totaled $471.7 million, representing 44.4 days in claims payable.  Total debt was $305.4 million and debt to capitalization was 21.4% at March 31, 2011 excluding the $79.6 million non-recourse mortgage note.  Cash flows from operations were $94.0 million, or 4.1 times net earnings.

A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, December 31, 2010	45.6
Reduced time of claims processing and payment	(0.6)
Reduced utilization	(0.3)
Pharmacy	(0.3)
Days in claims payable, March 31, 2011	44.4

During the first quarter of 2011, we continued to experience increased electronic claims submissions and auto-adjudication of claims which reduced the average time from claims incurred to claims paid by 0.6 days.  Reduced utilization and the related absence of claims payable due to average completion time decreased days in claims payable by 0.3 days.  Days in claims payable was also reduced by 0.3 days as a result of the timing of pharmacy claims payments.  As we continue to experience increasing claims auto-adjudication (5% increase from the fourth quarter 2010 to the first quarter 2011) and EDI submission rates, our targeted range for days in claims payable is under review.

Outlook

The table below depicts the Company’s annual guidance from continuing operations for 2011:

	Full Year 2011
	Low	High
Premium and Service Revenues (in millions)	$4,900	$5,100
Diluted EPS	$2.03	$2.13
Consolidated HBR	83.5%	84.5%
General & Administrative expense ratio	12.4%	12.9%

Diluted Shares Outstanding (in thousands)	52,000

Conference Call

As previously announced, the Company will host a conference call Tuesday, April 26, 2011, at 8:30 A.M. (Eastern Time) to review the financial results for the first quarter ended March 31, 2011, and to discuss its business outlook.  Michael F. Neidorff and William N. Scheffel will host the conference call.  Investors and other interested parties are invited to listen to the conference call by dialing 1-800-860-2442 in the U.S. and Canada; +1-412-858-4600 from abroad, or via a live, audio webcast on the Company’s website at www.centene.com, under the Investors section.  A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months until 11:59 PM (Eastern Time) on Tuesday, April 25, 2012, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM Eastern Time on Wednesday, May 4, 2011, by dialing 1-877-344-7529 the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 449378.

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 4

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and long-term care, in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). Centene's CeltiCare subsidiary offers states unique, "exchange based" and other cost-effective coverage solutions for low-income populations. The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, telehealth services, and pharmacy benefits management.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene.  Subsequent events and developments may cause the Company’s estimates to change.  The Company disclaims any obligation to update this forward-looking financial information in the future.  Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare.  The expiration, cancellation or suspension of Centene’s Medicaid Managed Care contracts by state governments would also negatively affect Centene.

 [Tables Follow]

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 5

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents of continuing operations	$492,045	$433,914
Cash and cash equivalents of discontinued operations	—	252
Total cash and cash equivalents	492,045	434,166
Premium and related receivables, net of allowance for uncollectible accounts of $17 and $17, respectively	132,023	136,243
Short-term investments, at fair value (amortized cost $51,950 and $21,141, respectively)	52,699	21,346
Other current assets	67,062	64,154
Current assets of discontinued operations other than cash	—	912
Total current assets	743,829	656,821
Long-term investments, at fair value (amortized cost $548,013 and $585,862, respectively)	556,806	595,879
Restricted deposits, at fair value (amortized cost $26,502 and $22,755, respectively)	26,482	22,758
Property, software and equipment, net of accumulated depreciation of $148,051 and $138,629, respectively	334,180	326,341
Goodwill	278,105	278,051
Intangible assets, net	27,813	29,109
Other long-term assets	36,470	30,057
Long-term assets of discontinued operations	—	4,866
Total assets	$2,003,685	$1,943,882
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$471,659	$456,765
Accounts payable and accrued expenses	214,900	185,218
Unearned revenue	127,451	117,344
Current portion of long-term debt	3,037	2,817
Current liabilities of discontinued operations	—	3,102
Total current liabilities	817,047	765,246
Long-term debt	302,326	327,824
Other long-term liabilities	53,116	53,378
Long-term liabilities of discontinued operations	—	379
Total liabilities	1,172,489	1,146,827

Commitments and contingencies

Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; 52,533,873 issued and 49,965,357 outstanding at March 31, 2011, and 52,172,037 issued and 49,616,824 outstanding at December 31, 2010	53	52
Additional paid-in capital	396,380	384,206
Accumulated other comprehensive income:
Unrealized gain on investments, net of tax	5,969	6,424
Retained earnings	477,488	453,743
Treasury stock, at cost (2,568,516 and 2,555,213 shares, respectively)	(50,888)	(50,486)
Total Centene stockholders’ equity	829,002	793,939
Noncontrolling interest	2,194	3,116
Total stockholders’ equity	831,196	797,055
Total liabilities and stockholders’ equity	$2,003,685	$1,943,882

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 6

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Premium	$1,152,777	$999,315
Service	26,384	22,907
Premium and service revenues	1,179,161	1,022,222
Premium tax	37,196	46,499
Total revenues	1,216,357	1,068,721
Expenses:
Medical costs	957,074	839,708
Cost of services	20,176	17,152
General and administrative expenses	162,581	135,507
Premium tax	37,429	46,743
Total operating expenses	1,177,260	1,039,110
Earnings from operations	39,097	29,611
Other income (expense):
Investment and other income	3,749	7,057
Interest expense	(5,695)	(3,813)
Earnings from continuing operations, before income tax expense	37,151	32,855
Income tax expense	14,328	12,525
Earnings from continuing operations, net of income tax expense	22,823	20,330
Discontinued operations, net of income tax expense of $0 and $4,440, respectively	—	3,920
Net earnings	22,823	24,250
Noncontrolling interest	(922)	248
Net earnings attributable to Centene Corporation	$23,745	$24,002

Amounts attributable to Centene Corporation common shareholders:
Earnings from continuing operations, net of income tax expense	$23,745	$20,082
Discontinued operations, net of income tax expense	—	3,920
Net earnings	$23,745	$24,002

Net earnings per share attributable to Centene Corporation:
Basic:
Continuing operations	$0.48	$0.43
Discontinued operations	—	0.08
Earnings per common share	$0.48	$0.51
Diluted:
Continuing operations	$0.46	$0.41
Discontinued operations	—	0.08
Earnings per common share	$0.46	$0.49

Weighted average number of shares outstanding:
Basic	49,750,430	47,260,714
Diluted	51,811,721	48,761,528

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 7

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2011	2010

Cash flows from operating activities:
Net earnings	$22,823	$24,250
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	14,325	12,527
Stock compensation expense	4,394	3,460
Gain on sale of investments, net	(118)	(3,547)
Gain on sale of UHP	—	(8,201)
Deferred income taxes	(700)	950
Changes in assets and liabilities
Premium and related receivables	4,216	(4,457)
Other current assets	(1,636)	(1,375)
Other assets	151	1,937
Medical claims liabilities	13,430	(33,129)
Unearned revenue	10,106	(73,282)
Accounts payable and accrued expenses	26,268	40,433
Other operating activities	732	1,934
Net cash provided by (used in) operating activities	93,991	(38,500)
Cash flows from investing activities:
Capital expenditures	(15,725)	(12,520)
Capital expenditures of Centene Center LLC	(1,157)	(10,579)
Purchases of investments	(40,423)	(146,935)
Proceeds from asset sales	—	13,420
Sales and maturities of investments	45,327	117,469
Investments in acquisitions, net of cash acquired	—	(2,019)
Net cash used in investing activities	(11,978)	(41,164)
Cash flows from financing activities:
Proceeds from exercise of stock options	6,518	519
Proceeds from borrowings	127,300	22,030
Proceeds from stock offering	—	104,557
Payment of long-term debt	(152,577)	(97,136)
Distributions to noncontrolling interest	—	(3,585)
Excess tax benefits from stock compensation	1,132	96
Common stock repurchases	(402)	(480)
Debt issue costs	(6,105)	—
Net cash (used in) provided by financing activities	(24,134)	26,001
Net increase (decrease) in cash and cash equivalents	57,879	(53,663)
Cash and cash equivalents, beginning of period	434,166	403,752
Cash and cash equivalents, end of period	$492,045	$350,089

Supplemental disclosures of cash flow information:
Interest paid	$1,714	$345
Income taxes paid	$9,567	$8,272

Supplemental disclosure of non-cash investing and financing activities:
Contribution from noncontrolling interest	$—	$306
Capital expenditures	$1,477	$789

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 8

CENTENE CORPORATION

CONTINUING OPERATIONS SUPPLEMENTAL FINANCIAL DATA

	Q1	Q4	Q3	Q2	Q1
	2011	2010	2010	2010	2010
MEMBERSHIP
Managed Care:
Arizona	22,600	22,400	22,300	22,100	21,700
Florida	188,800	194,900	116,300	113,100	105,900
Georgia	303,300	305,800	300,900	295,600	301,000
Indiana	209,400	215,800	213,300	212,700	211,400
Massachusetts	34,100	36,200	34,400	30,100	26,900
Ohio	160,900	160,100	161,800	159,300	156,000
South Carolina	84,900	90,300	90,600	92,600	53,900
Texas	456,700	433,100	428,100	475,500	459,600
Wisconsin	81,800	74,900	106,100	133,600	134,900
Total at-risk membership (a)	1,542,500	1,533,500	1,473,800	1,534,600	1,471,300
Non-risk membership	10,400	4,200	35,900	50,900	62,200
TOTAL	1,552,900	1,537,700	1,509,700	1,585,500	1,533,500

(a) In January 2011, we began operating in Mississippi through the Mississippi Coordinated Access Network (MississippiCan) program, serving 33,100 members at March 31, 2011. While the plan has been operating since January 1, 2011 and we have received monthly premium payments and paid claims, the contract remains subject to CMS approval.

Medicaid	1,169,700	1,177,100	1,122,800	1,135,500	1,088,300
CHIP & Foster Care	208,900	210,500	219,100	272,400	266,300
ABD & Medicare	123,800	104,600	94,500	93,800	87,100
Hybrid Programs	35,200	36,200	34,400	30,100	26,900
Long-term Care	4,900	5,100	3,000	2,800	2,700
Total at-risk membership	1,542,500	1,533,500	1,473,800	1,534,600	1,471,300
Non-risk membership	10,400	4,200	35,900	50,900	62,200
TOTAL	1,552,900	1,537,700	1,509,700	1,585,500	1,533,500

Specialty Services(b):
Cenpatico Behavioral Health
Arizona	172,700	174,600	121,300	119,700	119,300
Kansas	44,000	39,200	39,800	39,100	39,800
TOTAL	216,700	213,800	161,100	158,800	159,100

(b) Includes external membership only.

REVENUE PER MEMBER PER MONTH(c)	$238.31	$239.66	$224.62	$218.40	$219.90

CLAIMS(c)
Period-end inventory	527,100	434,900	469,000	480,400	341,400
Average inventory	347,900	304,700	307,500	306,900	283,900
Period-end inventory per member	0.34	0.28	0.32	0.31	0.23
(c) Revenue per member and claims information are presented for the Managed Care at-risk members.

Centene Corporation Reports 2011 First Quarter Results April 26, 2011 / Page 9

	Q1	Q4	Q3	Q2	Q1
	2011	2010	2010	2010	2010

DAYS IN CLAIMS PAYABLE	44.4	45.6	47.1	48.2	47.7
Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$1,096.3	$1,043.0	$895.4	$813.0	$917.9
Unregulated	31.7	30.9	32.7	39.4	51.3
TOTAL	$1,128.0	$1,073.9	$928.1	$852.4	$969.2

DEBT TO CAPITALIZATION	26.9%	29.3%	24.7%	24.5%	23.7%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT(d)	21.4%	23.9%
Debt to Capitalization is calculated as follows: total debt divided by (total debt + total equity).
(d) The non-recourse debt represents our mortgage note payable of $79.6 million at March 31, 2011 and $80.0 million at December 31, 2010.

OPERATING RATIOS:

	Three Months Ended March 31,
	2011	2010
Health Benefits Ratios:
Medicaid and CHIP	82.4%	85.6%
ABD and Medicare	85.1	80.3
Specialty Services	82.7	80.6
Total	83.0	84.0

Total General & Administrative Expense Ratio	13.8%	13.3%

MEDICAL CLAIMS LIABILITY (In thousands)
The changes in medical claims liability are summarized as follows:

Balance, March 31, 2010	$444,826
Incurred related to:
Current period	3,697,199
Prior period	(65,439)
Total incurred	3,631,760
Paid related to:
Current period	3,234,366
Prior period	370,561
Total paid	3,604,927
Balance, March 31, 2011	$471,659

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability.  Any reduction in the “Incurred related to:  Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.”  As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs.  Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.

The amount of the “Incurred related to: Prior period” above includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, increased receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service prior to March 31, 2010.